EXHIBIT B-2



                          SYSTEM INTEGRATION AGREEMENT

                                      AMONG

                          FLORIDA POWER & LIGHT COMPANY

                                       AND

                             ENTERGY ARKANSAS, INC.
                            ENTERGY GULF STATES, INC.
                             ENTERGY LOUISIANA, INC.
                            ENTERGY MISSISSIPPI, INC.
                            ENTERGY NEW ORLEANS, INC.
                             ENTERGY SERVICES, INC.

                                       AND

                             HOLDCO SERVICES COMPANY




                          SYSTEM INTEGRATION AGREEMENT

          THIS SYSTEM INTEGRATION AGREEMENT ("Agreement") is made and entered into as of the ___ day of _______, 2000 by and among: Florida Power & Light Company ("FPL"); Entergy Arkansas, Inc. ("Entergy Arkansas"), Entergy Gulf States, Inc. ("Entergy Gulf States"), Entergy Louisiana, Inc. ("Entergy Louisiana"), Entergy Mississippi, Inc. ("Entergy Mississippi"), Entergy New Orleans, Inc. ("Entergy New Orleans") (collectively, the "Entergy Operating Companies"), Entergy Services, Inc. ("Entergy Services"), as agent for and on behalf of the Entergy Operating Companies; and HoldCo Services Company ("HoldCo Services").

          WHEREAS, FPL currently owns and operates interconnected electric generation, transmission and distribution facilities with which it is engaged in the business of generating, transmitting and selling electric power and energy to the general public and to other electric utilities; and

          WHEREAS, the Entergy Operating Companies currently own and operate interconnected electric generation, transmission and distribution facilities with which they are engaged in the business of generating, transmitting and selling electric power and energy to the general public and to other electric utilities; and

          WHEREAS, the Entergy Operating Companies coordinate the planning, construction, operation and maintenance of their electric supply facilities on an integrated basis pursuant to the Entergy System Agreement; and

          WHEREAS, FPL Group, Inc., parent company of FPL, and Entergy Corporation, parent company of the Entergy Operating Companies, have entered into an Agreement and Plan of Merger dated July 30, 2000 (the "Merger Agreement"); and WHEREAS, pursuant to the Merger Agreement, FPL Group, Inc. will be merged with Entergy Corporation, resulting in a newly-formed single holding company, which has yet to be named and is referred to herein as "Merged Company," with FPL Group, Inc. and Entergy Corporation to be wholly-owned subsidiaries of the newly-formed single holding company (the "Merger"); and NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties mutually agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

          1.1 Agreement means this System Integration Agreement, including all Service Schedules and attachments hereto.

          1.2 Decremental Capacity Cost means the lower of the recipient's cost of installing capacity, if possible, to meet its capacity needs on a timely basis, or the Market Price of capacity available to the recipient. The determination of Market Price shall be based on actual contemporaneous purchases of capacity with similar characteristics from unaffiliated third parties. In the event that there are no such purchases, a published index or other reasonable indicator of capacity market price shall determine the Market Price.

          1.3 Decremental Energy Cost means the lower of the recipient's incremental cost of generating energy or the Market Price of energy available and deliverable to the recipient. The determination of Market Price shall be based on actual contemporaneous purchases of energy with similar characteristics from unaffiliated third parties. In the event that there are no such purchases, a published index of energy market price shall determine the Market Price.

          1.4  Entergy means Entergy Corporation.

          1.5  Entergy Arkansas means Entergy Arkansas, Inc.

          1.6  Entergy Gulf States means Entergy Gulf States, Inc.

          1.7  Entergy Louisiana means Entergy Louisiana, Inc.

          1.8  Entergy Mississippi means Entergy Mississippi, Inc.

          1.9  Entergy New Orleans means Entergy New Orleans, Inc.

          1.10 Entergy Operating Companies for purposes of this Agreement means the following operating companies of Entergy Corporation, which are parties to the Entergy System Agreement: Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans, collectively.

          1.11 Entergy Services means Entergy Services, Inc., which currently serves as agent for the Entergy Operating Companies for certain transactions.

          1.12 Entergy System means the generation and bulk power transmission facilities of the Entergy Operating Companies.

          1.13 Entergy System Agreement means the System Agreement among Entergy Services and the Entergy Operating Companies, entered into April 23, 1982, as the same has been or is subsequently modified and supplemented.

          1.14 FERC means the Federal Energy Regulatory Commission or a successor agency having jurisdiction over this Agreement.

          1.15 Foregone Opportunity Cost as it relates to an exchange of capacity or energy means the price at which the supplier could have sold the capacity or energy if the exchange of capacity or energy did not take place, i.e., Market Price. The determination of Market Price shall be based on actual sales of capacity or energy with similar characteristics to unaffiliated third parties. In the event that there are no such sales, a published index or other reasonable indicator of capacity market price or a published index of energy market price shall determine the Market Price. If the exchange of capacity or energy requires transmission-related costs in addition to the amount of the firm transmission entitlements between FPL and the Entergy Operating Companies, such transmission-related costs will be added to the Foregone Opportunity Cost (i) in determining whether a capacity exchange is permissible under Section 6.2, or whether an energy exchange is permissible under Section 6.3, and (ii) in establishing the transfer price, as provided for in Service Schedule A, for capacity exchanges, and Service Schedule B, for energy exchanges.

          1.16 FPL means Florida Power & Light Company.

          1.17 FPL Group means FPL Group, Inc.

          1.18 HoldCo Services means HoldCo Services Company, which is a yet to be formed company that will act as agent for FPL and the Entergy Operating Companies for certain transactions.

          1.19 Merged Company means the newly-formed holding company, of which FPL Group and Entergy will be wholly-owned subsidiaries.

          1.20 Merger means the merger of FPL Group, Inc. and Entergy Corporation, resulting in the combination into a single holding company, which has yet to be named and is referred to herein as Merged Company, pursuant to the terms and conditions of the Merger Agreement.

          1.21 Merger Agreement means the Agreement and Plan of Merger between FPL Group, Inc. and Entergy Corporation dated as of July 30, 2000.

          1.22 Native Load Customer for purposes of this Agreement means a wholesale or retail power customer on whose behalf a Party, by statute, franchise, regulatory requirement, or firm power supply contract, has undertaken an obligation to supply electricity to reliably meet the electric needs of such customer.

          1.23 Operating Committee means the administrative body established pursuant to Article VI for the purposes therein specified.

          1.24 Party or Parties means one or more of the following individually or collectively, as the context warrants: FPL, the Entergy Operating Companies, Entergy Services, and HoldCo Services.

          1.25 Service Schedules means the Service Schedules attached to this Agreement and those that later may be agreed to by the Parties and accepted for filing by the FERC.


                                   ARTICLE II
                                TERM OF AGREEMENT


          2.1  Term

          This Agreement shall take effect upon consummation of the Merger, and shall continue in force and effect until terminated by mutual agreement or upon ninety (90) days written notice from the Operating Committee or its designee to the other Parties.


                                   ARTICLE III
                                   OBJECTIVES

          3.1  Purpose

          The purpose of this Agreement is to set forth the parameters within which the planning, operation and maintenance of the power supply resources of FPL and the Entergy Operating Companies will be coordinated. This Agreement does not apply to the transmission facilities owned or operated by FPL or the Entergy Operating Companies, or a subsequent regional transmission organization.


                                   ARTICLE IV
                        RELATIONSHIP TO OTHER AGREEMENTS
                                  AND SERVICES

          4.1  Governing Provisions

          This Agreement is intended to apply in addition to and not in lieu of the Entergy System Agreement. This Agreement shall not amend, modify or affect the rights and obligations of the Entergy Operating Companies and Entergy Services under the Entergy System Agreement. Nothing in this Agreement shall be construed to add FPL as a party to the Entergy System Agreement, or to provide FPL any rights or obligations under the Entergy System Agreement.


                                    ARTICLE V
                            COMPOSITION AND DUTIES OF
                             THE OPERATING COMMITTEE

          5.1  Operating Committee

          The Operating Committee is the administrative body created to administer this Agreement and shall consist of three (3) members. One member shall be a representative of FPL, one member shall be a representative of the Entergy Operating Companies, and the third member shall be a representative of HoldCo Services.

          5.2  Meeting Dates

          The Operating Committee shall hold meetings at such times, means and places as the members shall determine from time to time. Minutes of each Operating Committee meeting shall be prepared and maintained.

          5.3  Decisions

          All decisions of the Operating Committee shall be by a unanimous vote of the members present or voting by proxy at the meeting at which the vote is taken. As necessary, recommendations will be made to the Chief Executive Officer of Merged Company or his designee.

          5.4  Duties

          The Operating Committee or its designee shall have the following duties, unless all or part of such duties are otherwise assigned by a vote of the Operating Committee to HoldCo Services, in which case HoldCo Services shall perform any such assigned duties. The Operating Committee will be responsible for:

          (a) administering this Agreement and recommending any amendments hereto including such amendments which could result from any deregulation of any of the power supply resources of FPL or the Entergy Operating Companies;

          (b) coordinating the planning of the installation and maintenance of generation and the acquisition of new power supply resources by FPL and the Entergy Operating Companies;

          (c) coordinating the exchange of capacity or energy between FPL and the Entergy Operating Companies; and

          (d) developing all bills and billing information among the Parties pursuant to this Agreement.


                                   ARTICLE VI
                              COORDINATED OPERATION

          6.1  Resources

          FPL, on one hand, and the Entergy Operating Companies, on the other hand, each shall continue to have full responsibility for all costs relating to its respective power supply resources that were in commercial operation prior to the effective date of the Agreement. The cost of new power supply resources that are acquired or installed after the effective date of the Agreement to serve the needs of FPL shall be assigned to FPL. The cost of new power supply resources that are acquired or installed after the effective date of the Agreement to serve the needs of the Entergy Operating Companies shall be assigned to the Entergy Operating Companies and shall be allocated pursuant to the Entergy System Agreement.

          6.2  Capacity Exchange

          Whenever either FPL or the Entergy System has surplus capacity relative to its capacity planning reserve requirements or otherwise has capacity available for sale, and the other Party has insufficient capacity relative to its capacity planning reserve requirements, the Party with surplus capacity shall make its surplus capacity available to the other Party for periods of one
(1) year or less. Such capacity exchanges shall be made only when the seller's Foregone Opportunity Cost to sell capacity is lower than the buyer's Decremental Capacity Cost for capacity having similar characteristics.

          6.3  Energy Exchange

          Whenever either FPL or the Entergy System has energy available for sale, the Party with such energy shall make it available to the other Party for the purposes of and to the extent required by this Agreement. Such energy exchanges shall be made only when the seller's Foregone Opportunity Cost to sell energy is lower than the buyer's Decremental Energy Cost.


                                   ARTICLE VII
                        ASSIGNMENT OF COSTS AND BENEFITS
                            OF COORDINATED OPERATIONS

          7.1  Service Schedules

          The costs and revenues associated with coordinated operations as described in Article VI shall be distributed in the manner provided in the following Service Schedules attached to, and incorporated by reference into, this Agreement:

          Schedule A: Pricing for System Capacity Exchanges; and

          Schedule B: Pricing for System Energy Exchanges.


                                  ARTICLE VIII
                               BILLING PROCEDURES

          8.1  Records

          The Operating Committee or its designee shall keep such records as may be necessary for the efficient administration of the Agreement, and shall make such records available to any Party on request.

          8.2  Monthly Statements

          As promptly as practicable after the end of each calendar month, the Operating Committee or its designee shall prepare a statement setting forth the monthly summary of costs and revenues allocated or assigned to the Parties in sufficient detail as may be needed for settlements under the provisions of this Agreement. As required, the Operating Committee or its designee may provide such statements on an estimated basis and then adjust those statements for actual results.

          8.3  Billings and Payments

          The Operating Committee or its designee shall handle all billing between the Parties pursuant to this Agreement. Payment among the Parties shall be by making remittance of the net amount billed or by making appropriate accounting entries on the books of the Parties.

          8.4  Taxes

          Should any federal, state, or local tax, surcharge or similar assessment, in addition to those that may now exist, be levied upon the capacity, energy or service to be provided in connection with this Agreement, or upon the provider of service as measured by the capacity, energy or service, or the revenue therefrom, such additional amount shall be included in the net billing as described in Section 8.3.


                                   ARTICLE IX
                                    GENERAL

          9.1 No Third Party Beneficiaries

          This Agreement does not create rights of any character whatsoever in favor of any person, corporation, association, entity or power supplier, other than the Parties, and the obligations herein assumed by the Parties are solely for the use and benefit of said Parties. Nothing in this Agreement shall be construed as permitting or vesting, or attempting to permit or vest, in any person, corporation, association, entity or power supplier, other than the Parties, any rights hereunder or in any of the resources or facilities owned or controlled by the Parties or the use thereof.

          9.2  Waivers

          Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.

          9.3  Successors and Assigns

          This Agreement shall inure to the benefit of and be binding upon the Parties only, and their respective successors and assigns, and shall not be assignable by any party without the written consent of the other Parties except to a successor in the operation of its properties by reason of a merger, consolidation, sale or foreclosure whereby substantially all such properties are acquired by or merged with those of such a successor.

          9.4  Section Headings

          The descriptive headings of the Articles and Sections of this Agreement are used for convenience only, and shall not modify or restrict any of the terms and provisions thereof.

          9.5  Notice

          Any notice or demand for performance required or permitted under any of the provisions of this Agreement shall be deemed to have been given on the date such notice, in writing, is deposited in the U.S. mail, postage prepaid, certified or registered mail, addressed to:

          HOLDCO SERVICES COMPANY
          [Address To Be Inserted]

or in such other form or to such other address as the Parties may stipulate.


                                    ARTICLE X
                               REGULATORY APPROVAL

          10.1 Regulatory Authorization

          This Agreement is subject to and conditioned upon acceptance for filing without material condition or modification by the FERC. In the event that this Agreement is not so accepted for filing in its entirety, any Party may terminate this Agreement immediately.

          10.2 Changes

          It is contemplated by the Parties that it may be appropriate from time to time to change, amend, modify or supplement this Agreement, including the Schedules and attachments which are a part of this Agreement, to reflect changes in operating practices or costs of operations or for other reasons. Any such changes to this Agreement shall be in writing executed by the Parties, subject to necessary regulatory authorizations.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and attested by their duly authorized officers on the day and year first above written.


          FLORIDA POWER & LIGHT COMPANY


          By:
                 ---------------------------
          Title:
                 ---------------------------


          ENTERGY ARKANSAS, INC.


          By:
                 ---------------------------
          Title:
                 ---------------------------


          ENTERGY GULF STATES, INC.


          By:
                 ---------------------------
          Title:
                 ---------------------------


          ENTERGY LOUISIANA, INC.


          By:
                 ---------------------------
          Title:
                 ---------------------------


          ENTERGY MISSISSIPPI, INC.


          By:
                 ---------------------------
          Title:
                 ---------------------------


          ENTERGY NEW ORLEANS, INC.


          By:
                 ---------------------------
          Title:
                 ---------------------------


          ENTERGY SERVICES, INC.


          By:
                 ---------------------------
          Title:
                 ---------------------------


          HOLDCO SERVICES COMPANY


          By:
                 ---------------------------
          Title:
                 ---------------------------


                               SERVICE SCHEDULE A
                      PRICING FOR SYSTEM CAPACITY EXCHANGES

A1 - Duration This Service Schedule A shall become effective and binding when the System Integration Agreement becomes effective, and shall continue in full force and effect throughout the duration of such Agreement, except as provided in Section 10.2 of the Agreement. This Service Schedule A is a part of the Agreement and, as such, the use of terms in this Service Schedule A that are defined in the Agreement shall have the same meanings as set forth in the Agreement.

A2 - Capacity Transfer Price Capacity made available by either FPL or the Entergy Operating Companies pursuant to Section 6.2 of the Agreement shall be priced at one-half the sum of (i) the supplier's Foregone Opportunity Cost to sell capacity and (ii) the recipient's Decremental Capacity Cost, as determined by the Operating Committee or its designee. If such capacity transfer requires transmission-related costs in addition to the amount of the firm transmission entitlements between FPL and the Entergy Operating Companies, such transmission-related costs will be added to the Foregone Opportunity Cost in determining the capacity transfer price. The supplier shall be responsible for paying any such transmission-related costs.



                               SERVICE SCHEDULE B

                       PRICING FOR SYSTEM ENERGY EXCHANGES

B1 - Duration This Service Schedule B shall become effective and binding when the System Integration Agreement becomes effective, and shall continue in full force and effect throughout the duration of such Agreement, except as provided in Section 10.2 of the Agreement. This Service Schedule B is a part of the Agreement and, as such, the use of terms in this Service Schedule B that are defined in the Agreement shall have the same meanings as set forth in the Agreement.

B2 - Energy Transfer Prices Energy made available by either FPL or the Entergy Operating Companies to the other pursuant to Section 6.3 of the Agreement shall be priced in accordance with the following provisions:

     (a) Economic transfers of energy between FPL and the Entergy Operating Companies up to the amount of firm transmission entitlements between FPL and the Entergy Operating Companies shall be priced at one-half of the sum of the supplier's Foregone Opportunity Cost and the recipient's Decremental Energy Cost.

     (b) Economic transfers of energy between FPL and the Entergy Operating Companies in excess of the amount of firm transmission entitlements between FPL and the Entergy Operating Companies shall be priced at one-half of the sum of the supplier's Foregone Opportunity Cost and the recipient's Decremental Energy Cost. If such energy transfer requires additional transmission-related costs, such transmission-related costs will be added to the Foregone Opportunity Cost in determining the energy transfer price. The supplier shall be responsible for paying any such transmission-related costs.

The Operating Committee or its designee shall make any determinations necessary to implement the foregoing pricing provisions.